SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2004

HIGHWOODS REALTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland	1-13100	56-1871668
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (919) 872-4924

Item 5. Other Events

In 1997, a trust formed by the Operating Partnership sold $100.0 million of Exercisable Put Option Securities due June 15, 2004 (“X-POS”). The assets of the trust consist of, among other things, $100.0 million of Exercisable Put Option Notes due June 15, 2011 (the “Put Option Notes”), issued by the Operating Partnership. The Put Option Notes bear an interest rate of 7.19% from the date of issuance through June 15, 2004. After June 15, 2004, the interest rate to maturity on the Put Option Notes will be 6.39% plus the applicable spread determined as of June June 10, 2004. In connection with the initial issuance of the Put Option Notes, a counter party was granted an option to purchase the Put Option Notes from the trust on June 15, 2004 at 100.0% of the principal amount. We currently expect that the counter party will exercise its option to acquire the Put Option Notes. We may, at our option, acquire the Put Option Notes from the counter party on June 15, 2004 for a purchase price equal to the sum of the present value of the remaining scheduled payments of principal and interest on the Put Option Notes.

We previously disclosed that we intended to repurchase the Put Option Notes from the holder thereof on June 15, 2004 for their fair market value in exchange for the issuance of a similar amount of new debt securities. The Company also had disclosed that it anticipated such transactions would be accounted for as an exchange of indebtedness under EITF 96-19, and accordingly that no gain or loss would be recognized in connection with this transaction. If the Company were to issue new debt securities in a transaction that would qualify for exchange accounting, the Company now estimates that the effective all-in interest cost on the new debt securities could exceed 8%, depending on the level of interest rates and other conditions in effect on the date of issuance. This all-in rate would consist of a base rate of 6.39%, plus an applicable spread as determined under the terms of the existing Put Option Notes.

As of the date hereof, the Company plans to exercise its option to acquire the Put Option Notes from the counter party on June 15, 2004 for a purchase price equal to the sum of the present value of the remaining scheduled payments of principal and interest (assuming an interest rate of 6.39%) on the Put Option Notes with proceeds borrowed under the Company’s line of credit. As a result, under GAAP, this transaction will be considered a debt extinguishment, not an exchange of indebtedness, and the premium in excess of the principal amount to acquire the Put Option Notes and related professional fees and closing costs will be charged to expense in the second quarter. The total amount of the charge will depend primarily on the U.S. Treasury rate for a seven year maturity as of June 15, 2004, and the Company estimates the total charge will approximate $13 million. The Company anticipates repaying most of the increased borrowings under its line of credit with expected proceeds from sale of a 60% interest in five office buildings in Orlando and from the sale of a building at Highwoods Preserve in Tampa, which pending transactions were previously disclosed, and from other sources. However, no assurances can be given that such asset sales will close on the terms previously disclosed, if at all.

Because the interest rate on the line of credit is based on LIBOR and is currently under 2.5%, the Company anticipates that future interest expense will be reduced in comparison to interest currently being paid on the Put Option Notes at 7.19% or what would have been paid on new bonds had the Company issued new debt securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HIGHWOODS REALTY LIMITED PARTNERSHIP

By:	HIGHWOODS PROPERTIES, INC., its sole general partner

By:	/s/ Terry L. Stevens
Terry L. Stevens
Vice President, Chief Financial Officer and Treasurer

Dated: June 7, 2004